Exhibit 10.1

November 14, 2014

Mr. Jeffrey S. Girdner

C/O 101 Aupuni Street, Suite 139

Hilo, HI 96720

Dear Jeffrey,

I am pleased to offer you employment with Royal Hawaiian Resources, Inc. (“Company”). This offer is contingent upon your passing a drug screening, physical examination and satisfactory clearance of our standard background check.

Position

Your title will be Director of Finance. You will be responsible for managing all areas of the accounting and finance departments and will report to me, President/CEO.

Commencement Date

Your employment will start once all post offer screenings are completed satisfactorily and upon mutual agreement.

Responsibilities

Your job description and goals have been discussed in general during the interview process and will be formally documented and provided before your commencement date.

Base Salary

Your initial base compensation will be $120,000 per annum. This will be paid in semi-monthly installments and is subject to tax withholdings as required by law. You will receive performance evaluations and salary reviews at least annually.

Annual Bonus Plan

The Company has an Annual Bonus Plan (“Bonus”). The Bonus payout will be based upon your actual performance as compared with the goals we have mutually agreed upon. Individual awards are also based upon the guideline percentage of the participant. Your guideline percent will be 20% of your base compensation for the applicable period. The actual payout of bonus awards is at the sole discretion of the Board of Directors. Incentive plans may be subject to change from time to time without notice.

Benefits

You will be entitled to the standard Company benefits listed below:

Including medical, dental, vision and drug insurance, life and disability insurance, holidays and 401(k) participation. These benefits are in accordance with the Company’s employee benefits policies and practices. A summary of these benefits will be provided under separate cover.

Vacation

As of your date of employment you will be entitled to four weeks of paid vacation annually, which will be earned on a pro-rata basis. General provisions of the Company’s vacation policy are also applicable.

Sick Leave

As of your date of employment you will be entitled to three weeks of paid sick leave per year.

At-Will Employment

This means that either you or the Company are free to end the employment relationship at any time, with or without notice or cause. And nothing in this letter or the Company policies, either now or in the future, is intended to change the at-will nature of your employment. As such, neither this letter nor any other oral or written representations may be considered a contract for any specified period of time.

I am looking forward to working with you and will be happy to discuss any questions you may have.

If this employment offer is acceptable to you, please indicate your acceptance by signing in the area noted below.

Sincerely,

/s/ Scott Wallace

Scott Wallace

President and CEO

Royal Hawaiian Orchards, L.P.

Royal Hawaiian Resources, Inc.

Royal Hawaiian Services, LLC

Royal Hawaiian Macadamia Nut, Inc.

Accepted and Agreed:

/s/ Jeffrey S. Girdner                                                                                   Date: 12-1-2014

Jeffrey S. Girdner

Xc: Personnel file